EXHIBIT 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520
UST REPORTS SECOND QUARTER DILUTED EPS OF $.82
AND REAFFIRMS EARNINGS GUIDANCE FOR THE YEAR
GREENWICH, Conn., July 28, 2005 — UST Inc. (NYSE: UST) today announced that for the quarter ended June 30, 2005, net sales increased 3.3 percent to $480.1 million, operating income decreased 7.6 percent to $224.4 million, net earnings decreased 7.7 percent to $136.5 million and diluted earnings per share decreased 7.9 percent to $.82 compared to the corresponding 2004 period.
Second quarter 2005 results include a pretax charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions that were for amounts in excess of those previously reserved, partially offset by a lower than expected effective tax rate of 35.7 percent due to the net reversal of $4.0 million ($.02 per diluted share) of income tax accruals, net of federal benefit.
Second quarter 2004 results included a lower effective tax rate of 31.1 percent due to the net reversal of $15.8 million ($.10 per diluted share) of income tax accruals, net of federal benefit, partially offset by a loss of $6.0 million ($.03 per diluted share) from discontinued operations associated with the transfer of the company’s cigar business.
“Diluted earnings per share for the quarter came in at the top of the range we projected despite higher than anticipated antitrust litigation charges that were partially offset by the reversal of income tax accruals,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “Early results from the plans we announced to improve premium unit volume trends in our smokeless tobacco business following our first quarter 2005 earnings release, combined with continued strong growth in our wine business, give us confidence that we will deliver diluted earnings per share for the year in the previously announced range of $3.20 to $3.30.”
The second quarter 2005 net sales comparison versus the year-ago period included higher selling prices for premium moist smokeless tobacco products, as well as higher wine case sales, partially offset by lower net moist smokeless tobacco can sales.
The second quarter 2005 consolidated gross margin increased 1.1 percent versus the year-ago period, to $370.1 million. The gross margin for the Smokeless Tobacco segment was essentially flat, with increased selling prices being offset by product mix and higher product costs, including a charge for the tobacco quota buyout legislation passed by Congress late last year. Increased Wine segment sales contributed the majority of the consolidated gross margin increase, however at a lower gross margin percentage than the
-more-

Smokeless Tobacco segment. As a result, the overall gross margin percentage declined 1.7 basis points in the quarter.
Selling, advertising and administrative expenses increased 8.1 percent compared to the year-ago quarter, primarily as a result of higher administrative, compensation and legal and related costs for the Smokeless Tobacco segment, increased sales and marketing spending in the Wine segment and higher corporate spending.
Interest expense during the second quarter declined 38.7 percent versus the previous period due to the repayment of $300 million of senior notes upon maturity in March 2005.
The company repurchased 1.1 million shares at a cost of $50 million during the quarter and 2 million shares at a cost of $100 million for the year-to-date period ended June 30, 2005.
For the six-month period ended June 30, 2005, net sales increased 2.5 percent to $920.6 million, operating income decreased 5.9 percent to $428.7 million, net earnings decreased 4.2 percent to $258.4 million and diluted earnings per share decreased 4.3 percent to $1.55 compared to the corresponding 2004 period.
Six-month 2005 results include a pretax charge of $12.5 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions as described above, which were more than offset by a lower than expected effective tax rate of 35.5 percent due to the net reversal of $8.7 million ($.05 per diluted share) of income tax accruals, net of federal benefit.
Six-month 2004 results included a lower effective tax rate of 33.6 percent due to the net reversal of $18.9 million ($.11 per diluted share) of state and federal income tax accruals, net of federal benefit, partially offset by a $6.9 million loss ($.04 per diluted share) from discontinued operations associated with the transfer of the company’s cigar business.
Smokeless Tobacco Segment
Smokeless Tobacco segment second quarter 2005 net sales increased 0.9 percent to $410.9 million due to higher selling prices, partially offset by a 1.6 percent decline in moist smokeless tobacco net can sales to 164.9 million. Premium net can sales declined 2.6 percent to 144.5 million; while price value net can sales increased 6.4 percent to 20.4 million, with gross margin essentially flat. This, combined with increased administrative, compensation and legal and related costs, including the antitrust litigation charge of $12.5 million, led to a decrease in operating profit for the segment of 8.8 percent to $219.4 million.
“As mentioned in the first quarter 2005 earnings release, premium moist smokeless tobacco net unit volume trends in April were weak. However, trends improved significantly as the quarter progressed, an indication that the increased promotional plans we put in place are having the expected impact,” said Murray S. Kessler, president of USSTC. “These improving results, in combination with our continued category growth initiatives, give us confidence that we will meet our forecast for the remainder of the year.”
-more-

Smokeless Tobacco segment six-month 2005 net sales increased 0.4 percent to $789.7 million on a 1.8 percent decline in moist smokeless tobacco net can sales to 315.5 million. Premium net can sales declined 3.9 percent to 274.6 million and price value net can sales increased 15.2 percent to 40.9 million. The company estimates that approximately 3.7 million premium cans were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase for premium products. Operating profit for the segment declined 7.1 percent to $419.6 million.
U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended June 11, 2005, on a can-volume basis, indicates total category shipments increased 6.1 percent and USSTC’s shipments increased 0.7 percent versus the year-ago period. The premium segment declined 2.4 percent, with USSTC’s premium shipments down 1.9 percent. The value segments, including price value and sub-price value increased 25.5 percent, with USSTC’s price value shipments up 20.6 percent during the same period. USSTC’s total share declined 3.6 percentage points to 66.6 percent.
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.
Wine Segment
Wine segment second quarter 2005 net sales increased 21.7 percent to $58.7 million on a 19.2 percent increase in premium case sales to 949,000. Operating profit increased 41.3 percent to $7.9 million versus the corresponding 2004 period.
Wine segment six-month 2005 net sales increased 17.9 percent to $110.3 million on a 16.6 percent increase in premium case sales versus the corresponding 2004 period, and operating profit advanced 24.4 percent to $15.0 million.
“The quarter’s results were driven by improved distribution, new products brought to market and acclaim from wine reviewers who continue to recognize both the quality and the value of our brands,” said Theodor P. Baseler, president of International Wine & Spirits Ltd.
Outlook
For the year 2005, the company anticipates diluted earnings per share in the range of $3.20 to $3.30. The third quarter is anticipated to be slightly ahead of the year-ago period.
A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-286-8010 or 617-801-6888, code #94820620 or by visiting the website.
-more-

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All statements, other than statements of historical facts, which address activities or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.
Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s most recent Annual Report on Form 10-K, current reports on Form 8-K, and quarterly reports on form 10-Q filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates as of the date on which the statements were made. Because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements. The company undertakes no duty to update.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter
	2005	2004	% Change
Net sales	$480,116	$464,652	+ 3.3

Costs and expenses
Cost of products sold	110,026	98,656	+ 11.5
Selling, advertising and administrative	133,191	123,155	+ 8.1
Antitrust litigation	12,529	—	—

Total costs and expenses	255,746	221,811	+ 15.3

Operating income	224,370	242,841	- 7.6
Interest, net	11,977	19,548	- 38.7

Earnings from continuing operations before income taxes	212,393	223,293	- 4.9

Income taxes	75,868	69,394	+ 9.3

Earnings from continuing operations	136,525	153,899	- 11.3

Loss from discontinued operations (including income tax effect)	—	(6,006)	—

Net earnings	$136,525	$147,893	- 7.7

Net earnings per basic share:
Earnings from continuing operations	$.83	$.93	- 10.8
Loss from discontinued operations	—	(.04)	—
Net earnings per basic share	$.83	$.89	- 6.7

Net earnings per diluted share:
Earnings from continuing operations	$.82	$.92	- 10.9
Loss from discontinued operations	—	(.03)	—
Net earnings per diluted share	$.82	$.89	- 7.9

Dividends per share	$.55	$.52	+ 5.8

Average number of shares:
Basic	164,575	165,313
Diluted	166,194	166,569

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,
	2005	2004	% Change
Net sales	$920,643	$897,969	+ 2.5

Costs and expenses
Cost of products sold	210,430	191,910	+ 9.7
Selling, advertising and administrative	268,998	250,709	+ 7.3
Antitrust litigation	12,529	—	—

Total costs and expenses	491,957	442,619	+ 11.1

Operating income	428,686	455,350	- 5.9
Interest, net	28,368	38,957	- 27.2

Earnings from continuing operations before income taxes	400,318	416,393	- 3.9

Income taxes	141,961	139,922	+ 1.5

Earnings from continuing operations	258,357	276,471	- 6.6

Loss from discontinued operations (including income tax effect)	—	(6,889)	—

Net earnings	$258,357	$269,582	- 4.2

Net earnings per basic share:
Earnings from continuing operations	$1.57	$1.67	- 6.0
Loss from discontinued operations	—	(.04)	—
Net earnings per basic share	$1.57	$1.63	- 3.7

Net earnings per diluted share:
Earnings from continuing operations	$1.55	$1.66	- 6.6
Loss from discontinued operations	—	(.04)	—
Net earnings per diluted share	$1.55	$1.62	- 4.3

Dividends per share	$1.10	$1.04	+ 5.8

Average number of shares:
Basic	164,670	165,353
Diluted	166,608	166,669

UST Inc.
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands, except per share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$159,405	$450,202
Short-term investments	34,750	60,000
Accounts receivable	48,490	41,462
Inventories:
Leaf tobacco	193,126	205,646
Products in process	170,940	208,935
Finished goods	158,413	134,662
Other materials and supplies	19,341	17,917

Total inventories	541,820	567,160
Deferred income taxes	27,850	29,597
Assets held for sale	17,030	—
Prepaid expenses and other current assets	27,801	24,712

Total current assets	857,146	1,173,133
Property, plant and equipment, net	416,066	421,848
Other assets	56,264	64,502

Total assets	$1,329,476	$1,659,483

Liabilities and Stockholders’ Equity:
Current liabilities:
Current portion of long-term debt	$—	$300,000
Accounts payable and accrued expenses	159,438	226,281
Income taxes payable	44,072	66,003
Litigation liability	35,493	26,589

Total current liabilities	239,003	618,873
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	84,999	81,874
Pensions	99,061	95,052
Deferred income taxes	2,786	9,645
Other liabilities	3,822	4,474

Total liabilities	1,269,671	1,649,918

Stockholders’ equity:
Capital stock(1)	103,504	105,777
Additional paid-in capital	928,106	885,049
Retained earnings	401,156	492,800
Accumulated other comprehensive loss	(19,185)	(19,911)

	1,413,581	1,463,715

Less treasury stock - 42,636,986 shares in 2005 and
46,948,011 shares in 2004	1,353,776	1,454,150

Total stockholders’ equity	59,805	9,565

Total liabilities and stockholders’ equity	$1,329,476	$1,659,483

(1) Common Stock par value $.50 per share: Authorized — 600 million shares; Issued — 207,007,277 shares in 2005 and 211,554,946 shares in 2004. Preferred Stock par value $.10 per share: Authorized — 10 million shares; Issued — None.
NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Operating Activities:
Net earnings	$258,357	$269,582
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,376	21,241
Stock-based compensation expense	3,182	242
Loss on disposition of property, plant and equipment	1,230	123
Deferred income taxes	(5,503)	45,331
Changes in operating assets and liabilities:
Accounts receivable	(7,028)	27,931
Inventories	25,340	14,157
Prepaid expenses and other assets	4,558	5,643
Accounts payable, accrued expenses, pensions and other liabilities	(59,355)	(35,259)
Tax benefits from the exercise of stock options	13,884	6,011
Income taxes	(21,931)	70,378
Litigation liability	8,904	(208,628)

Net cash provided by operating activities	244,014	216,752

Investing Activities:
Short-term investments, net	25,250	(65,000)
Purchases of property, plant and equipment	(37,379)	(14,851)
Dispositions of property, plant and equipment	3,116	1,269

Net cash used in investing activities	(9,013)	(78,582)

Financing Activities:
Repayment of debt	(300,000)	—
Proceeds from the issuance of stock	55,781	49,847
Dividends paid	(181,530)	(172,173)
Stock repurchased	(100,049)	(74,948)

Net cash used in financing activities	(525,798)	(197,274)

Decrease in cash and cash equivalents	(290,797)	(59,104)
Cash and cash equivalents at beginning of year	450,202	438,040

Cash and cash equivalents at end of the period	$159,405	$378,936

NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Second Quarter			Six Months Ended June 30,
	2005	2004	%	2005	2004	%
Consolidated Results
Net Sales (mil)	$480.1	$464.7	3.3%	$920.6	$898.0	2.5%
Operating Income (mil)	$224.4	$242.8	-7.6%	$428.7	$455.4	-5.9%
Net Earnings (mil)	$136.5	$147.9	-7.7%	$258.4	$269.6	-4.2%
Diluted EPS	$.82	$.89	-7.9%	$1.55	$1.62	-4.3%

Smokeless Tobacco
Net Sales (mil)	$410.9	$407.2	0.9%	$789.7	$786.4	0.4%
Operating Profit (mil)	$219.4	$240.7	-8.8%	$419.6	$451.7	-7.1%

MST Net Can Sales
Premium (mil)	144.5	148.4	-2.6%	274.6	285.8	-3.9%
Price Value (mil)	20.4	19.2	6.4%	40.9	35.5	15.2%

Total (mil)	164.9	167.6	-1.6%	315.5	321.3	-1.8%

Wine
Net Sales (mil)	$58.7	$48.2	21.7%	$110.3	$93.5	17.9%
Operating Profit (mil)	$7.9	$5.6	41.3%	$15.0	$12.1	24.4%
Premium Case Sales (thou)	949	796	19.2%	1,838	1,576	16.6%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 6/11/05(1)	YAGO	Share	YAGO
Total Category	6.1%
Total Premium Segment	-2.4%	64.0%	-5.5 pts
Total Value Segments	25.5%	35.8%	5.5 pts
USSTC Share of Total Category	0.7%	66.6%	-3.6 pts
USSTC Share of Premium	-1.9%	89.8%	0.5 pts
USSTC Share of Value Segments	20.6%	25.3%	-1.0 pts
(1) RAD-SVT — Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.